Exhibit 3.35

ARTICLES OF INCORPORATION

OF

BATON ROUGE TREATMENT CENTER, INC.

I, the undersigned natural person, capable of contracting, acting as incorporator of a corporation under the Business Corporation Law of the State of Louisiana, adopt the following articles of incorporation for such corporation.

1. The name of the corporation shall be:

BATON ROUGE TREATMENT CENTER, INC.

2. The purpose or purposes for which the corporation is to be formed is:

To engage in any lawful act or activity for which corporations may be formed under the Louisiana Business Corporation Law.

3. The duration of the corporation shall be perpetual.

4. The aggregate number of shares which the corporation shall have authority to issue is:

1,000 Shares Common With No Par Value.

5. The shares shall consist of one class only.

6. The full name and post office address of the incorporator is as follows:

NAME	ADDRESS

Ricardo Beausoleil	Corporate Agents, Inc.
1013 Centre Road
Wilmington, DE 19805

Dated: June 12, 1995

INCORPORATOR

STATE OF DELAWARE	)
SS
COUNTY OF NEW CASTLE	)

On this 12th day of June, A.D., 1995, personally appeared before me, Ricardo Beausoleil, who being by me first duly sworn, declared that he is the Incorporator of BATON ROUGE TREATMENT CENTER, INC. that he executed the foregoing document as Incorporator, of the corporation and that the statements therein contained are true.

Notary Public